BENTLEY PHARMACEUTICALS, INC.


                   SUBSIDIARIES AND JURISDICTION OF FORMATION


laboratorios Belmac S.A., Madrid, Spain

Bentley Healthcare Corporation, Tampa, Florida

Belmac Hygiene, Inc., Tampa, Florida

Belmac Health Corp., Tampa, Florida

Belmac Holdings, Inc., Tampa, Florida

Belmac A.I., Inc., Tampa, Florida

B.O.G. International Finance, Inc., Tampa, Florida

Belmac Jamaica, Ltd., Kingston, Jamaica